Press Release

Verint Announces Chief Financial Officer Succession Plan

Douglas Robinson will be succeeded by Grant Highlander in Q4

MELVILLE, N.Y. , Sept. 7, 2022 — Verint® Systems Inc. (NASDAQ: VRNT) today announced a succession plan under which Grant Highlander will succeed Douglas Robinson as Chief Financial Officer of the Company during the fourth quarter of the current fiscal year (ending January 31, 2023) on a specific date to be determined. Mr. Robinson is expected to remain with the Company in an advisory role, reporting to the CEO, following the effective date to help ensure a seamless transition.

"We are extremely pleased to elevate Grant as Verint’s next CFO," said Dan Bodner, Verint’s Chief Executive Officer. “Grant has more than 20 years of experience in financial operations. He joined Verint seven years ago and has played a leading role in our cloud transformation.”

Mr. Bodner continued, “Doug has been our CFO for 16 years and we are very grateful for his leadership, expertise and stewardship, as well as his efforts in developing Grant as his successor.”

“I am proud of the company we have built over the last 16 years and excited about its future. We have a strong management team that I have enjoyed working with, and I’d like to thank Dan and the Board for the opportunity to be part of the Verint journey. I look forward to working with Grant and the team in an advisory capacity following the transition date,” said Doug Robinson.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) helps the world’s most iconic brands – including over 85 of the Fortune 100 companies – build enduring customer relationships by connecting work, data and experiences across the enterprise. The Verint Customer Engagement portfolio draws on the latest advancements in AI and analytics, an open cloud architecture, and The Science of Customer Engagement™ to help customers close The Engagement Capacity GapTM.

Verint. The Customer Engagement Company™. Learn more at Verint.com.

This press release contains "forward-looking statements," including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of risks, uncertainties, and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, VERINT DA VINCI, THE CUSTOMER ENGAGEMENT COMPANY, BOUNDLESS CUSTOMER ENGAGEMENT, THE ENGAGEMENT CAPACITY GAP and THE SCIENCE OF CUSTOMER ENGAGEMENT are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

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Investor Relations Contact:

Matthew Frankel, CFA
Verint Systems Inc.
(631) 962-9672
matthew.frankel@verint.com